FIRST AMENDMENT TO MERGER AGREEMENT

         FIRST AMENDMENT, dated as of June 1, 2000 (this "First Amendment"), to the Agreement and Plan of Merger, dated as of May 2, 2000 (the "Merger Agreement"), by and among Automatic Data Processing, Inc., a Delaware corporation ("Parent"), FIS Acquisition Corp., a New Jersey corporation and a wholly owned subsidiary of Parent ("Purchaser"), and Cunningham Graphics International, Inc., a New Jersey corporation (the "Company"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Merger Agreement.

         WHEREAS, pursuant to, and subject to the limitations set forth in,
Section 8.04 of the Merger Agreement, the Merger Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, Parent and Purchaser by an instrument in writing signed on behalf of each of the parties thereto; and

         WHEREAS, the parties hereto wish to amend the Merger Agreement as set forth below.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

         1. Amendment. Section 8.03(b) of the Merger Agreement is hereby amended by (a) deleting the phrase "Four Million U.S. Dollars ($4,000,000)" and replacing it with the phrase "Two Million Five Hundred Thousand U.S. Dollars ($2,500,000)" and (b) deleting the phrase "One Million U.S. Dollars ($1,000,000)" and replacing it with the phrase "Seven Hundred Fifty Thousand U.S. Dollars ($750,000)."

         2. Miscellaneous.

                  (a) Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the State of New Jersey except insofar as mandatory provisions of the Securities Act and the Exchange Act apply to the Offer.

                  (b) Counterparts. This First Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

                  (c) Continued Force and Effect. Except as expressly amended or modified herein, the provisions of the Merger Agreement are and shall remain in full force and effect.
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         IN WITNESS WHEREOF, the undersigned has executed, or has caused to be executed, this First Amendment on the date first written above.

                                         AUTOMATIC DATA PROCESSING, INC.


                                         By: /s/ James B. Benson
                                             -------------------
                                             Name: James B. Benson
                                             Title: Corporate Vice President


                                         FIS ACQUISITION CORP.


                                         By: /s/ James B. Benson
                                             -------------------
                                             Name: James B. Benson
                                             Title: President


                                         CUNNINGHAM GRAPHICS
                                         INTERNATIONAL, INC.


                                         By: /s/ Michael Cunningham
                                             ----------------------
                                             Name: Michael Cunningham
                                             Title: President